Exhibit 99.1

For Release:	October 26, 2005
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES THIRD QUARTER 2005 RESULTS

- Net Income Increases for Fourth Consecutive Quarter -

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), today reported net income of $17.8 million, or $0.16 per diluted share, for the third quarter 2005, an increase of $23.3 million when compared to a net loss of $5.5 million, or $(0.08) per diluted share, for the third quarter 2004. Net income for the quarter increased 27.1%, or $3.8 million from net income of $14.0 million, or $0.13 per diluted share, for the second quarter of 2005.

Gross margin, which represents total revenues less cost of revenues, was $130.6 million for the third quarter 2005, an increase of 13.8% from $114.8 million in the year-ago period, and up slightly from $130.4 million in the second quarter 2005.

NASDAQ’s Chief Executive Officer, Robert Greifeld, commented, “NASDAQ’s third quarter results represent our fourth consecutive quarter of net income growth. This quarter we continued to demonstrate our ability to innovate through the introduction of new products and services, and remain committed to product enhancements that differentiate NASDAQ from the competition. With the organization focused, offering an array of innovative products, and continuing to improve our operating leverage, we believe that NASDAQ is well-positioned to succeed in a changing competitive landscape.”

Highlights

•	Entered into a definitive agreement to acquire Carpenter Moore Insurance Services, Inc., an insurance brokerage firm specializing in management liability. This transaction, which closed October 1, places NASDAQ’s insurance brokerage business among the top 10 brokers of management liability insurance in the United States.

•	Launched a new state-of-the-art indexing platform, allowing for the creation of new indexes such as the NASDAQ-100 Equal Weighted IndexSM and the NASDAQ Health Care IndexSM. Additionally the FTSE NASDAQ Index Series and the CBOE NASDAQ-100 BuyWrite IndexSM were introduced during the quarter.

•	Enhanced and broadened the distribution of NASDAQ’s proprietary data products:

•	Launched ModelView®, a product designed to provide greater insight into the patterns of liquidity in NASDAQ;

•	Introduced OrderView®, a new data feed that facilitates program and algorithmic trading by more efficiently providing critical trade information; and

•	Announced that Townsend Analytics has upgraded its RealTick® trading platform to include TotalView®.

•	Announced the launch of connectivity and routing to options exchanges starting in the first quarter of 2006.

•	Announced the offering of an Intra-day cross, leveraging the success of the Opening and Closing Cross. This product, subject to SEC approval, is expected to be available in the first quarter 2006.

•	Announced today that Cadence Design Systems, Inc. is the first dual-listed company to move its listing solely to NASDAQ. Cadence is a global leader in the electronic design automation software sector, with 2004 reported revenues of $1.2 billion.

Charges Associated with Cost Reduction Program

Included in total expenses for the third quarter 2005 are pre-tax charges of $4.5 million as part of NASDAQ’s continuing efforts to reduce operating expenses and improve the efficiency of its operations. NASDAQ took charges of $4.2 million in the quarter associated with its technology review, primarily for changing the estimated useful life of certain assets as it migrates to lower cost operating platforms and processes. The remaining $0.3 million charge represents severance taken in the quarter. Including $13.4 million of similar expenses taken in the first half of 2005, NASDAQ has recorded $17.9 million of pre-tax charges through the third quarter 2005.

2005 Outlook

NASDAQ has again revised upward its expectation of results for the full-year 2005:

•	Net income in the range of $57.0 million to $60.0 million for the year, or approximately $0.54 to $0.56 per diluted share, including the impact of charges associated with NASDAQ’s cost reduction program, noted below.

•	Gross margin in the range of $510.0 million to $515.0 million.

•	Total expenses are projected to decline to a range of $406.0 million to $411.0 million.

•	Included in 2005 total expense projections are approximately $21.0 million to $24.0 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. These charges include:

•	Approximately $14.0 million to $15.0 million in depreciation primarily related to with NASDAQ’s decision to migrate to less expensive technology operating platforms.

•	Approximately $4.0 million to $5.0 million in depreciation and non-cash charges related to NASDAQ’s plans to exit certain real estate facilities.

•	Approximately $3.0 million to $4.0 million in severance expenses associated with NASDAQ’s plans for work force reductions.

The impact of these charges is expected to be in the range of $0.11 to $0.13 per diluted share for the year. These expenses do not include the $7.4 million pre-tax charge related to the debt restructuring in the second quarter 2005.

NASDAQ’s Chief Financial Officer, David Warren, commented, “NASDAQ continues to benchmark well against our stated cost reduction plan, leading to another upward revision in our 2005 outlook. These expectations include, as we have previously discussed, lower fourth quarter revenues associated with the retirement of a legacy access services product and seasonally higher marketing spending.”

Mr. Warren concluded, “Looking out to next year, we intend to move forward with our expense reduction plan while simultaneously developing the revenue growth opportunities inherent in NASDAQ’s diverse revenue streams. We plan to provide a more specific 2006 outlook when the acquisition of INET is consummated.”

Q3 Financial Review

Total Revenues and Gross Margin – Prior to the second quarter 2005, NASDAQ’s other execution revenues were reported net of liquidity rebates as NASDAQ does not act as principal. However, in the second quarter 2005, under NASDAQ’s new Limitation of Liability Rule, NASDAQ has recorded all execution revenues from transactions executed through the Nasdaq Market Center on a gross basis in revenues and has recorded liquidity rebate payments from transactions executed through the NASDAQ Market Center as cost of revenues as NASDAQ now has certain risk associated with trade execution subject to rule limitations. This change was made on a prospective basis beginning April 1, 2005 as required under U.S. generally accepted accounting principles.

For the third quarter 2005, gross margin was $130.6 million versus $114.8. million in the year ago period and $130.4 million in second quarter 2005.

•	Market Services – Gross margin increased 16.7% to $74.8 million from $64.1 million in the year-ago period and increased $0.5 million from the prior quarter. Of this, NASDAQ Market Center gross margin of $43.3 million was comparable to the $43.6 million recognized in the year-ago quarter but down 3.1% from $44.7 million last quarter. When compared to prior year, increased transaction revenues resulting from synergies realized through last year’s acquisition of Brut are being offset by declines in the subscriber base for Access Services legacy products, which are being discontinued. The decrease in Market Center gross margin from second quarter is primarily driven by lower transaction volumes in the third quarter for NASDAQ-listed securities. Market Services Subscriptions revenues, net of revenue sharing plans, increased 48.6% to $27.2 million from $18.3 million in the year-ago quarter and increased 7.9% from $25.2 million last quarter. The increase from prior year is due primarily to increases in revenues generated from proprietary data products, decreased sharing under the Unlisted Trading Privileges (“UTP”) Plan as a result of stronger market share, and changes in revenue sharing under the NASDAQ General Revenue Sharing Program. Increases from the second quarter are due primarily to increased demand for proprietary data products.

•	Issuer Services – Revenues increased 10.1% to $55.8 million from $50.7 million in the year-ago period and decreased slightly from $56.1 million in the prior quarter. Of this, Corporate Client Group revenues increased 12.3% to $46.4 million from $41.3 million in the year-ago quarter and increased slightly from $46.0 million in the prior quarter. The increase from prior year is due primarily to an increase in annual fees implemented in 2005 and to revenues from the NASDAQ Insurance Agency (“NIA”). Beginning in January 2005, as a result of NASDAQ’s acquisition of the remaining 50.0% interest in NIA, the results of NIA are now consolidated with NASDAQ results. NASDAQ Financial Products revenues of $9.4 million are comparable to the year-ago quarter and decreased 6.9% from $10.1 million in the prior quarter.

Total Expenses – Total expenses decreased 19.7% to $99.3 million from $123.7 million in the year-ago quarter and decreased 4.6% from the prior quarter. Expense reductions are being driven by NASDAQ’s continuing cost reduction program.

Earnings Per Share

As stated above, third quarter earnings (loss) per diluted share were $0.16 versus $(0.08) per diluted share reported for the third quarter of 2004 and $0.13 per diluted share reported for the second quarter 2005. NASDAQ’s weighted average shares outstanding used to calculate diluted earnings (loss) per share was 119.4 million in the quarter versus 78.6 million last year and 109.9 million last quarter, due primarily to the dilutive impact of the convertible notes and related warrants issued in April 2005 in connection with the pending acquisition of INET ECN.

NASDAQ is the largest electronic screen-based equity securities market in the United States, both in terms of number of listed companies and traded share volume. With approximately 3,200 listed companies, it is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock Market, Inc. (“NASDAQ”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change and do not include results of INET and are subject to change if the INET transaction is consummated. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues
Market Services	$164.6	$163.6	$73.3	$453.4	$218.4
Issuer Services	55.8	56.1	50.7	166.7	153.9
Other	—	—	—	0.2	0.1

Total revenues	220.4	219.7	124.0	620.3	372.4
Cost of revenues
Liquidity rebates	64.8	69.2	7.5	169.4	7.5
Brokerage, clearance and exchange fees	25.0	20.1	1.7	63.6	1.7

Total cost of revenues	89.8	89.3	9.2	233.0	9.2

Gross margin	130.6	130.4	114.8	387.3	363.2

Expenses
Compensation and benefits	36.2	36.9	38.1	110.4	112.4
Marketing and advertising	1.5	2.0	2.8	4.8	9.0
Depreciation and amortization	13.6	14.9	18.9	46.8	55.0
Professional and contract services	7.4	7.0	6.7	21.4	16.6
Computer operations and data communications	15.4	15.9	22.6	47.5	81.3
Provision for bad debts	0.1	(0.7)	0.8	—	1.3
Occupancy	7.2	7.1	7.1	21.3	21.3
General and administrative	7.4	10.6	15.6	23.4	23.8

Total direct expenses	88.8	93.7	112.6	275.6	320.7
Support costs from related parties, net	10.5	10.4	11.1	31.3	34.3

Total expenses	99.3	104.1	123.7	306.9	355.0

Operating income (loss)	31.3	26.3	(8.9)	80.4	8.2
Interest income	4.0	3.1	1.5	8.5	4.6
Interest expense	(4.7)	(4.6)	(2.9)	(12.2)	(8.6)
Minority interest	0.1	—	—	0.1	—

Pre-tax operating income (loss)	30.7	24.8	(10.3)	76.8	4.2
Income tax provision (benefit)	12.9	10.8	(4.8)	32.3	0.3

Net income (loss)	$17.8	$14.0	$(5.5)	$44.5	$3.9

Net income (loss) applicable to common stockholders:
Net income (loss)	$17.8	$14.0	$(5.5)	$44.5	$3.9
Preferred stock:
Dividends declared	(0.7)	(0.8)	(1.0)	(2.5)	(7.3)
Accretion of preferred stock	(0.7)	(1.5)	—	(3.0)	—

Net income (loss) applicable to common stockholders	$16.4	$11.7	$(6.5)	$39.0	$(3.4)

Basic and diluted earnings (loss) per share:
Basic	$0.20	$0.15	$(0.08)	$0.49	$(0.04)

Diluted	$0.16	$0.13	$(0.08)	$0.42	$(0.04)

Weighted average common shares outstanding for earnings (loss) per share:
Basic	81.2	79.4	78.6	79.9	78.6
Diluted	119.4	109.9	78.6	107.4	78.6

Other Drivers
Average daily share volume	1,628	1,781	1,562	1,800	1,779

Percentage of share volume of NASDAQ-listed securities reported to the NASDAQ Market Center	56.0%	55.7%	48.4%	55.5%	49.1%

Initial Public Offerings	46	25	41	91	105
Secondary Offerings	50	50	46	145	181
Number of Listed Companies	3,214	3,241	3,287	3,214	3,287

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$288.8	$58.2
Investments:
Available-for-sale, at fair value	225.9	174.9
Held-to-maturity, at amortized cost	30.6	28.6
Receivables, net	133.3	104.3
Receivables from related parties	—	3.2
Deferred tax asset	11.2	24.2
Other current assets	56.4	12.8

Total current assets	746.2	406.2
Held-to-maturity investments, at amortized cost	—	2.0
Property and equipment:
Land, buildings and improvements	60.8	97.3
Data processing equipment and software	184.5	205.3
Furniture, equipment and leasehold improvements	119.2	140.0

	364.5	442.6
Less accumulated depreciation and amortization	(238.1)	(268.8)

Total property and equipment, net	126.4	173.8
Non-current deferred tax asset	57.1	48.8
Goodwill	143.8	141.4
Intangible assets, net	38.0	40.8
Other assets	1.7	1.8

Total assets	$1,113.2	$814.8

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$56.2	$40.2
Accrued personnel costs	37.6	49.4
Deferred revenue	84.6	59.5
Other accrued liabilities	49.3	42.5
Payables to related parties	20.5	16.7

Total current liabilities	248.2	208.3
Senior notes	25.0	25.0
Convertible notes	442.3	240.0
Accrued pension costs	25.0	25.7
Non-current deferred tax liability	28.3	29.5
Non-current deferred revenue	94.3	89.8
Other liabilities	33.5	39.9

Total liabilities	896.6	658.2

Minority interest	1.2	—

Mezzanine equity
Warrants underlying common stock	10.2	—

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series B and C	94.7	130.1
Additional paid-in capital	363.5	356.0
Common stock in treasury, at cost	(625.0)	(662.0)
Accumulated other comprehensive loss	(0.8)	(1.1)
Deferred stock compensation	(2.8)	(1.0)
Common stock issuable	4.6	2.6
Retained earnings	369.7	330.7

Total stockholders’ equity	205.2	156.6

Total liabilities, minority interest, mezzanine and stockholders’ equity	$1,113.2	$814.8